Exhibit 99.3

Introduction to the Unaudited Pro Forma Condensed Financial Statements

On April 17, 2017, our consolidated master limited partnership, Williams Partners L.P., announced that it agreed to sell Williams Olefins, L.L.C., a wholly owned subsidiary which owns an 88.46 percent undivided ownership interest in a Geismar, Louisiana, olefins plant and associated complex for $2.1 billion in cash. On July 6, 2017, the sale was completed and we received cash proceeds totaling $2.084 billion, reflecting adjustments for the estimated net working capital at closing and subject to final determination.

The following unaudited pro forma financial statements have been developed by applying pro forma adjustments to the individual historical audited and unaudited financial statements of The Williams Companies, Inc. to reflect the disposition. The following unaudited pro forma condensed balance sheet as of March 31, 2017, has been prepared to give effect to the transaction as if the divestiture had occurred on March 31, 2017. The following unaudited pro forma condensed statements of income for the three months ended March 31, 2017, and year ended December 31, 2016, have been prepared to give effect to the transaction as if the divestiture had occurred at the beginning of 2016. Our historical condensed consolidated financial statements have been derived from and should be read together with the historical audited consolidated financial statements and related notes in Exhibit 99.1 of our Form 8-K dated May 25, 2017, and the historical unaudited consolidated financial statements and related notes in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2017.

The unaudited pro forma condensed financial statements are presented for illustrative purposes only to reflect the sale of Williams Olefins, L.L.C. and do not represent what our results of operations or financial position would actually have been had the sale occurred on the dates noted above, or project our results of operations or financial position for any future periods. The pro forma adjustments are based on available information and certain assumptions that management believes are factually supportable and are expected to have a continuing impact on our results of operations. All pro forma adjustments and their underlying assumptions are described more fully in the notes to the unaudited pro forma condensed financial information.

The Williams Companies, Inc.

Unaudited Pro Forma Condensed Balance Sheet

As of March 31, 2017

($ in millions)

	Historical
	The Williams Companies, Inc.	Pro Forma Adjustments	Pro Forma
ASSETS
Current assets:
Cash and cash equivalents	$639	$2,084	$2,723
Trade accounts and other receivables – net	867	—	867
Inventories	148	—	148
Assets held for sale	1,023	(999)	24
Other current assets and deferred charges	168	—	168

Total current assets	2,845	1,085	3,930
Investments	6,738	—	6,738
Property, plant, and equipment, at cost	38,342	—	38,342
Accumulated depreciation and amortization	(10,580)	—	(10,580)

Property, plant, and equipment – net	27,762	—	27,762
Intangible assets – net of accumulated amortization	9,570	—	9,570
Regulatory assets, deferred charges, and other	597	—	597

Total assets	$47,512	$1,085	$48,597

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$680	$—	$680
Liabilities held for sale	43	(43)	—
Accrued liabilities	1,322	45	1,367

Total current liabilities	2,045	2	2,047
Long-term debt	21,825	—	21,825
Deferred income tax liabilities	5,133	301	5,434
Regulatory liabilities, deferred income, and other	3,100	—	3,100
Contingent liabilities
Equity:
Stockholders’ equity	8,444	500	8,944
Noncontrolling interests in consolidated subsidiaries	6,965	282	7,247

Total equity	15,409	782	16,191

Total liabilities and equity	$47,512	$1,085	$48,597

See accompanying notes.

The Williams Companies, Inc.

Unaudited Pro Forma Condensed Statement of Income

For the three months ended March 31, 2017

($ in millions, except per-share amounts)

	Historical
	The Williams Companies, Inc.	Pro Forma Adjustments	Pro Forma
Revenues:
Service revenues	$1,261	$(4)	$1,257
Product sales	727	(115)	612

Total revenues	1,988	(119)	1,869
Costs and expenses:
Product costs	579	(55)	524
Operating and maintenance expenses	368	(22)	346
Depreciation and amortization expenses	442	(13)	429
Selling, general, and administrative expenses	161	(5)	156
Other (income) expense – net	5	—	5

Total costs and expenses	1,555	(95)	1,460

Operating income (loss)	433	(24)	409
Equity earnings (losses)	107	—	107
Other investing income-net	272	—	272
Interest expense	(280)	1	(279)
Other income (expense) – net	74	—	74

Income (loss) before income taxes	606	(23)	583
Provision (benefit) for income taxes	37	(6)	31

Net income (loss)	569	(17)	552
Less: Net income (loss) attributable to noncontrolling interests	196	(6)	190

Net income (loss) attributable to The Williams Companies, Inc.	$373	$(11)	$362

Amount attributable to The Williams Companies, Inc.
Basic earnings (loss) per common share:
Net income (loss)	$.45		$.44

Weighted-average shares (thousands)	824,548		824,548

Diluted earnings (loss) per common share:
Net income (loss)	$.45		$.44

Weighted-average shares (thousands)	826,476		826,476

See accompanying notes.

The Williams Companies, Inc.

Unaudited Pro Forma Condensed Statement of Income

For the year ended December 31, 2016

($ in millions, except per-share amounts)

	Historical
	The Williams Companies, Inc.	Pro forma Adjustments	Pro Forma
Revenues
Service revenues	$5,171	$(13)	$5,158
Product sales	2,328	(427)	1,901

Total revenues	7,499	(440)	7,059
Costs and expenses:
Product costs	1,725	(150)	1,575
Operating and maintenance expenses	1,580	(86)	1,494
Depreciation and amortization expenses	1,763	(52)	1,711
Selling, general, and administrative expenses	723	(19)	704
Impairment of certain assets	873	—	873
Other (income) expense – net	135	—	135

Total costs and expenses	6,799	(307)	6,492

Operating income (loss)	700	(133)	567
Equity earnings (losses)	397	—	397
Impairment of equity-method investments	(430)	—	(430)
Other investing income (loss) – net	63	—	63
Interest expense	(1,179)	—	(1,179)
Other income (expense) – net	74	—	74

Income (loss) from continuing operations before income taxes	(375)	(133)	(508)
Provision (benefit) for income taxes	(25)	(30)	(55)

Net income (loss)	(350)	(103)	(453)
Less: Net income (loss) attributable to noncontrolling interests	74	(53)	21

Net income (loss) attributable to the Williams Companies, Inc.	$(424)	$(50)	$(474)

Amounts attributable to The Williams Companies, Inc.:
Basic earnings (loss) per common share:
Net income (loss)	$(.57)		$(.63)

Weighted-average shares (thousands)	750,673		750,673

Diluted earnings (loss) per common share:
Net income (loss)	$(.57)		$(.63)

Weighted-average shares (thousands)	750,673		750,673

See accompanying notes.

Note 1. Pro Forma Adjustments

Unaudited Pro Forma Condensed Balance Sheet Adjustments

The pro forma adjustments reflect $2.084 billion of cash received upon the sale of Williams Olefins, L.L.C., the removal of the related historical net assets of the disposal group, an accrual for certain estimated transaction-related items associated with the sale, and the impact resulting from the expected gain on disposal. The gain has been tax affected at an estimated effective rate of 37.6 percent.

Unaudited Pro Forma Condensed Statements of Income Adjustments

The pro forma adjustments reflect the removal of the historical results of the disposal group, further adjusted to reflect the income attributable to the noncontrolling interests in Williams Partners L.P. and the effect of income taxes at an estimated effective rate of 37.6 percent. The pro forma adjustments do not reflect the expected gain on disposal, currently estimated to be approximately $1.083 billion, before income taxes.